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MONRO MUFFLER BRAKE, INC.                                            Exhibit 11
STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

         Earnings per share for each period was computed by dividing net income for such period by the weighted average number of shares of Common Stock and common stock equivalents outstanding during such period.
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                                                                       FOR THE QUARTER ENDED            FOR THE NINE MONTHS
                                                                           FISCAL DECEMBER             ENDED FISCAL DECEMBER
                                                                           ---------------             ---------------------

                                                                       2001             2000           2001             2000
                                                                       ----             ----           ----             ----

                                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
DILUTED
-------

EARNINGS

Net Income                                                          $   1,781       $   1,368       $   9,327       $   8,287
                                                                    =========       =========       =========       =========

SHARES

Weighted average number of shares of common shares                      8,426           8,332           8,405           8,325

Treasury stock                                                           (217)           (155)           (217)           (133)

Assuming conversion of Class C Convertible
     Preferred Stock                                                      636             636             636             636

Dilutive effect of outstanding options                                    198              71             196              71
                                                                    ---------       ---------       ---------       ---------

Total common and common equivalent shares                               9,043           8,884           9,020           8,899
                                                                    =========       =========       =========       =========

DILUTED EARNINGS PER SHARE                                          $     .20       $     .15       $    1.03       $    0.93
                                                                    =========       =========       =========       =========


BASIC
------

EARNINGS

Net Income                                                          $   1,781       $   1,368       $   9,327       $   8,287
                                                                    =========       =========       =========       =========

SHARES

Weighted average number of common shares                                8,209           8,177           8,188           8,192
                                                                    =========       =========       =========       =========

BASIC EARNINGS PER SHARE                                            $     .22       $     .17       $    1.14       $    1.01
                                                                    =========       =========       =========       =========
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